As filed with the Securities and Exchange Commission on June 13, 2024

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YETI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5297111
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7601 Southwest Parkway

Austin, TX 78735
(Address, including zip code, of Principal Executive Offices)

YETI Holdings, Inc.

2024 Equity and Incentive Compensation Plan

(Full title of the plan)

Bryan C. Barksdale

Senior Vice President, Chief Legal Officer and Secretary

YETI Holdings, Inc.

7601 Southwest Parkway

Austin, TX 78735

(512) 394-9384

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act. Requests should be directed to YETI Holdings, Inc., Senior Vice President, Chief Legal Officer and Secretary, 7601 Southwest Parkway, Austin, TX 78735; telephone number: (512) 394-9384.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement. Any statement contained in a document incorporated or considered to be incorporated by reference in this Registration Statement will be considered to be modified or superseded for purposes of this Registration Statement to the extent a statement contained in this Registration Statement or in any other subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. We incorporate by reference in this Registration Statement the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 30, 2023, filed with the Commission on February 26, 2024 (Commission File No. 001-38713);

(b)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 26, 2024, that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended December 30, 2023 (Commission File No. 001-38713);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 30, 2024, filed with the Commission on May 9, 2024 (Commission File No. 001-38713);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 7, 2024, February 20, 2024, February 28, 2024 and May 10, 2024 (each, Commission File No. 001-38713, and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and

(d)	The description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), contained in Exhibit 4.5 to its Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the Commission on February 18, 2020 (Commission File No. 001-38713), and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the termination of the offerings under this Registration Statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Bryan C. Barksdale. Mr. Barksdale is the Senior Vice President, Chief Legal Officer and Secretary of the Company and is compensated by the Company as an employee. Mr. Barksdale owns or has the right to acquire an aggregate of less than 1% of the Company’s common stock and is eligible to receive awards under the Plan.

Item 6.	Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits, and proceedings, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. Our amended and restated bylaws provide for the indemnification of officers and directors of our Company consistent with Section 145 of the DGCL.

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for: (i) any breach of their duty of loyalty to our company or our stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which they derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that we (i) will indemnify any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or, while a director or officer, is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise and (ii) must advance expenses paid or incurred by a director, or that such director determines are reasonably likely to be paid or incurred by him or her, in advance of the final disposition of any action, suit, or proceeding upon request by him or her.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

We have entered into indemnification agreements with our directors, executive officers and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our directors, executive officers, and certain other officers and agents against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors, executive officers, and certain other officers and agents in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve on our behalf.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that we enter into with our directors, executive officers, and certain other officers and agents may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, executive officers, and certain other officers and agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. We have also entered into additional and enhanced insurance arrangements to provide coverage to our directors and executive officers against loss arising from claims relating to public securities matters.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

The underwriting agreement will provide for indemnification by the underwriters of us and our officers, directors, and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	YETI Holdings, Inc. 2024 Equity and Incentive Compensation Plan. (Filed as Appendix A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on March 26, 2024 (Commission File No. 001-38713) and incorporated herein by this reference.)

5	Opinion of Counsel (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 13, 2024.

YETI Holdings, Inc.

By:	/s/ Bryan C. Barksdale
Bryan C. Barksdale
Senior Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Matthew J. Reintjes and Bryan C. Barksdale, and each of them, acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place, and stead, in any and all capacities, any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement as the attorney-in-fact and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew J. Reintjes	President and Chief Executive Officer, Director	June 13, 2024
Matthew J. Reintjes	(Principal Executive Officer)

/s/ Michael J. McMullen	Senior Vice President, Chief Financial Officer and Treasurer	June 13, 2024
Michael J. McMullen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Elizabeth L. Axelrod	Director	June 13, 2024
Elizabeth L. Axelrod

/s/ Alison Dean	Director	June 13, 2024
Alison Dean

/s/ Frank D. Gibeau	Director	June 13, 2024
Frank D. Gibeau

/s/ Robert A. Katz	Director	June 13, 2024
Robert A. Katz

/s/ Mary Lou Kelley	Director	June 13, 2024
Mary Lou Kelley

/s/ Dustan E. McCoy	Director	June 13, 2024
Dustan E. McCoy

/s/ Robert K. Shearer	Director	June 13, 2024
Robert K. Shearer